Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2014

- Revenue for Fiscal Second Quarter of 2015 was $451 Million -
- Adjusted Earnings for Fiscal Second Quarter of 2015 was $0.04 Per Diluted Share -
- Company Updates Annual Fiscal 2015 Guidance -

West Fargo, ND – September 9, 2014 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter and first six months ended July 31, 2014.

Fiscal 2015 Second Quarter Results

For the second quarter of fiscal 2015, revenue was $451.0 million, compared to $488.2 million in the second quarter last year. Equipment sales were $320.1 million for the second quarter of fiscal 2015, compared to $358.4 million in the second quarter last year. Parts sales were $70.5 million for the second quarter of fiscal 2015, compared to $70.6 million in the second quarter last year. Revenue generated from service was $38.4 million for the second quarter of fiscal 2015, compared to $39.9 million in the second quarter last year. Revenue from rental and other increased to $21.9 million for the second quarter of fiscal 2015 from $19.3 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2015 was $79.7 million, compared to $83.5 million in the second quarter last year. The Company’s gross profit margin was 17.7% in the second quarter of fiscal 2015, compared to 17.1% in the second quarter last year. Gross profit from parts and service for the second quarter of fiscal 2015 was 57.4% of overall gross profit, compared to 57.6% in the second quarter last year.

Operating expenses were 15.1% of revenue or $67.8 million for the second quarter of fiscal 2015, compared to 14.4% of revenue or $70.1 million for the second quarter of last year. The increase in operating expenses as a percentage of revenue was primarily due to the deleveraging of our fixed expenses as total revenue decreased from the prior year. In the second quarter of 2015, the Company recognized a $1.3 million charge from the balance sheet impact of the Ukrainian Hryvnia devaluation and store closing costs of $0.2 million.

Floorplan interest expense increased to $5.3 million for the second quarter of 2015, compared to $3.7 million for the same period last year primarily due to increased levels of interest-bearing equipment inventory.

Pre-tax income for the second quarter of fiscal 2015 was $1.8 million. Excluding the aforementioned Ukraine currency devaluation and store closing charges, adjusted pre-tax income for the second quarter of fiscal 2015 was $3.3 million. This compares to pre-tax income of $6.6 million in the second quarter last year. Pre-tax Agriculture segment income was $5.3 million for the second quarter of fiscal 2015, compared to pre-tax income of $9.8 million in the second quarter last year. Pre-tax Construction segment income was $0.1 million for the second quarter of fiscal 2015, compared to a pre-tax loss of $1.7 million in the second quarter last year. In the second quarter of fiscal 2015, adjusted pre-tax International segment loss was $3.7 million, compared to a pre-tax income of $0.1 million in the second quarter last year.

Net loss attributable to common stockholders for the second quarter of fiscal 2015 was $0.6 million, or a loss per diluted share of $0.03. Excluding the foreign currency losses of $1.3 million and store closing costs of $0.2 million, adjusted net income attributable to common stockholders for the second quarter of fiscal 2015 was

$0.8 million, or $0.04 per diluted share. This compares to net income attributable to common stockholders of $3.8 million, or $0.18 per diluted share, in the second quarter last year.

Fiscal 2015 First Six Months Results

For the six months ended July 31, 2014, revenue was $916.5 million, compared to $929.9 million in the same period last year. Gross profit margin for the first six months of fiscal 2015 was 17.0%, compared to 16.9% in the same period last year. Net loss attributable to common stockholders for the first six months of fiscal 2015 was $7.0 million, or loss per diluted share of $0.34. In the first six months of fiscal 2015, the Company recognized charges of $7.8 million, including $4.4 million from the balance sheet impact of the Ukrainian Hryvnia devaluation and store closing costs of $3.4 million, the majority of which was recognized in the first quarter of fiscal 2015. Excluding these charges, adjusted net loss for the first six months of fiscal 2015 was $0.7 million, or a loss per diluted share of $0.03. This compares to net income of $3.4 million, or $0.16 per diluted share, in the same period last year.

Balance Sheet

The Company ended the second quarter of fiscal 2015 with cash of $89.7 million. The Company’s inventory level was $1.14 billion as of July 31, 2014, which is in line with the Company’s annual inventory plan. This compares to inventory of $1.08 billion as of January 31, 2014 and $1.12 billion as of April 30, 2014. The Company had $850.3 million outstanding floorplan payables on $1.2 billion total discretionary floorplan lines of credit as of July 31, 2014.

In the first six months of fiscal 2015, the Company’s net cash used for operating activities was $79.4 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity. Taking this adjustment into account, the Company generated adjusted net cash provided by operating activities of $21.4 million.

Acquisition

Subsequent to the end of the second quarter, on August 29, 2014, the Company acquired certain assets of Midland Equipment, Inc., consisting of one agriculture equipment store in Wayne, Nebraska, which expands the Company’s agriculture presence in the state. In its most recently reported fiscal year, Midland Equipment, Inc. generated revenue of approximately $4.5 million.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the second quarter, we remained focused on executing on our key initiatives. Following the realignment and consolidation of our Construction segment earlier this year, we are pleased to report top line growth and pre-tax income profitability in this segment of our business in the second quarter. We believe that we have taken the necessary steps to position our Construction business for long-term growth. In addition, we remain encouraged by steady improvements in the overall construction industry, particularly in our key markets.”

Mr. Meyer continued, “The Agriculture industry continues to face a number of headwinds, including lower projected net farm income, and lower corn and soybean prices. This has impacted farmers’ sentiment and resulted in lower farmer spending for equipment as well as more cautious spending on parts and services. While this impacted our financial results in the quarter, we remain confident in our business model as well as the long-term agriculture industry outlook as farmers continue to carry strong balance sheets and the underlying demand for commodities rebuilds. Our International business continued to face challenges, including the impact of regional flooding in Serbia and Bulgaria as well as the geopolitical turmoil in Ukraine. This resulted in lower than anticipated revenue and a larger pre-tax loss for our International segment for the quarter. ”

“As we begin the second half of fiscal 2015, we will continue to focus on managing the controllable aspects of our business, including inventory reductions which will enable us to further improve our operating cash flow in coming quarters. Based on our year-to-date results, and outlook for the remainder of fiscal 2015, we believe our construction segment will continue to improve but we expect this improvement to be offset by continued headwinds in the Agriculture and International segments of our business.”

Revised Fiscal 2015 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business. For the fiscal year ending January 31, 2015, the Company is revising its annual outlook. The Company expects revenue to be in the range of $1.9 billion to $2.1 billion, compared to its previous range of $1.95 billion to $2.15 billion. The Company expects adjusted net income attributable to common stockholders to be in the range of $6.4 million to $12.7 million, compared to its previous range of $14.8 million to $21.1 million. The Company also expects adjusted earnings per diluted share to be in the range of $0.30 to $0.60, compared to its previous range of $0.70 to $1.00, based on estimated weighted average diluted common shares outstanding of 21.1 million.

The Company expects GAAP net income attributable to common stockholders to be in the range of breakeven to $6.3 million, compared to the previous range of $12.5 million to $18.8 million, and GAAP earnings per diluted share to be in the range of $0.00 to $0.30, compared to the previous range of $0.59 to $0.89 based on estimated weighted average diluted common shares outstanding of 21.1 million. GAAP net income and earnings per diluted share guidance includes the impact of the $3.4 million pre-tax charge, or $0.10 per diluted share, associated with the Company’s realignment as well as $4.4 million, or $0.21 per diluted share, due to the balance sheet impact of the Ukrainian Hryvnia devaluation, which were realized in the first six months of fiscal 2015.

The Company expects to generate annual Non-GAAP cash flow from operations in the range of $50.0 million to $70.0 million for fiscal 2015, compared to the previous range of $60.0 to $80.0 million. This reflects an improvement of $100.8 million to $120.8 million compared to Non-GAAP cash flow from operations of $(50.8) million in fiscal 2014. The primary driver of the improved cash flow is the Company’s anticipated reduction in equipment inventory level of approximately $250 million in fiscal 2015.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 455-2296 from the U.S. International callers can dial (719) 325-2362. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, September 23, 2014, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 9318881.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 97 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including three outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Construction segment initiatives and improvements, Agriculture segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2015, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)

	July 31, 2014	January 31, 2014
	(Unaudited)
Assets
Current Assets
Cash	$89,713	$74,242
Receivables, net	86,305	97,894
Inventories	1,137,700	1,075,978
Prepaid expenses and other	12,461	24,740
Income taxes receivable	3,755	851
Deferred income taxes	13,274	13,678
Total current assets	1,343,208	1,287,383
Intangibles and Other Assets
Noncurrent parts inventories	4,903	5,098
Goodwill	24,751	24,751
Intangible assets, net of accumulated amortization	11,422	11,750
Other	7,617	7,666
Total intangibles and other assets	48,693	49,265
Property and Equipment, net of accumulated depreciation	233,055	228,000
Total Assets	$1,624,956	$1,564,648

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$23,182	$23,714
Floorplan payable	850,347	750,533
Current maturities of long-term debt	35,731	2,192
Customer deposits	21,055	61,286
Accrued expenses	42,648	36,968
Income taxes payable	—	344
Total current liabilities	972,963	875,037
Long-Term Liabilities
Senior convertible notes	130,592	128,893
Long-term debt, less current maturities	66,609	95,532
Deferred income taxes	47,357	47,329
Other long-term liabilities	2,824	6,515
Total long-term liabilities	247,382	278,269
Stockholders' Equity
Common stock, par value $.00001 per share, 45,000 shares authorized; 21,413 shares issued and outstanding at July 31, 2014; 21,261 shares issued and outstanding at January 31, 2014	—	—
Additional paid-in-capital	239,383	238,857
Retained earnings	162,412	169,575
Accumulated other comprehensive income	262	339
Total Titan Machinery Inc. stockholders' equity	402,057	408,771
Noncontrolling interest	2,554	2,571
Total stockholders' equity	404,611	411,342
Total Liabilities and Stockholders' Equity	$1,624,956	$1,564,648

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Equipment	$320,087	$358,388	$665,132	$693,133
Parts	70,526	70,633	138,905	133,470
Service	38,447	39,872	75,531	71,870
Rental and other	21,930	19,287	36,885	31,381
Total Revenue	450,990	488,180	916,453	929,854
Cost of Revenue
Equipment	292,879	329,083	609,161	632,906
Parts	49,730	48,022	97,744	92,733
Service	13,529	14,383	27,932	25,746
Rental and other	15,199	13,150	26,024	20,979
Total Cost of Revenue	371,337	404,638	760,861	772,364
Gross Profit	79,653	83,542	155,592	157,490
Operating Expenses	67,795	70,145	138,947	139,078
Realignment Costs	151	—	2,952	—
Income from Operations	11,707	13,397	13,693	18,412
Other Income (Expense)
Interest income and other income (expense)	(1,028)	337	(3,606)	934
Floorplan interest expense	(5,308)	(3,723)	(9,901)	(7,165)
Other interest expense	(3,559)	(3,455)	(7,000)	(6,622)
Income (Loss) Before Income Taxes	1,812	6,556	(6,814)	5,559
Provision for Income Taxes	(2,587)	(2,589)	(854)	(2,195)
Net Income (Loss) Including Noncontrolling Interest	(775)	3,967	(7,668)	3,364
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(161)	134	(505)	(55)
Net Income (Loss) Attributable to Titan Machinery Inc.	$(614)	$3,833	$(7,163)	$3,419

Net (Income) Loss Allocated to Participating Securities	11	(56)	114	(45)
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(603)	$3,777	$(7,049)	$3,374

Earnings (Loss) per Share - Diluted	$(0.03)	$0.18	$(0.34)	$0.16
Weighted Average Common Shares - Diluted	20,986	21,029	20,969	21,027

TITAN MACHINERY INC.
Segment Results
(in thousands)

	Three Months Ended July 31,			Six Months Ended July 31,
	2014	2013	% Change	2014	2013	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$314,354	$367,544	(14.5)%	$667,002	$727,888	(8.4)%
Construction	113,508	97,946	15.9%	215,387	180,787	19.1%
International	43,560	39,870	9.3%	73,901	67,600	9.3%
Segment revenue	471,422	505,360	(6.7)%	956,290	976,275	(2.0)%
Eliminations	(20,432)	(17,180)	(18.9)%	(39,837)	(46,421)	14.2%
Total	$450,990	$488,180	(7.6)%	$916,453	$929,854	(1.4)%

Income (Loss) Before Income Taxes
Agriculture	$5,279	$9,775	(46.0)%	$8,597	$17,774	(51.6)%
Construction	51	(1,697)	103.0%	(5,724)	(8,235)	30.5%
International	(5,000)	107	(4,772.9)%	(10,419)	(419)	(2,386.6)%
Segment income (loss) before income taxes	330	8,185	(96.0)%	(7,546)	9,120	(182.7)%
Shared Resources	702	(1,113)	163.1%	(171)	(2,351)	92.7%
Eliminations	780	(516)	251.2%	903	(1,210)	174.6%
Income (Loss) Before Income Taxes	$1,812	$6,556	(72.4)%	$(6,814)	$5,559	(222.6)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2014	2013	2014	2013
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(603)	$3,777	$(7,049)	$3,374
Non-GAAP Adjustments
Store Closing Costs (1)	130	—	2,038	—
Ukraine Remeasurement (2)	1,262	—	4,336	—
Adjusted Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$789	$3,777	$(675)	$3,374

Earnings (Loss) per Share - Diluted
Earnings per Share - Diluted	$(0.03)	$0.18	$(0.34)	$0.16
Non-GAAP Adjustments
Earnings per Share - Diluted Impact of Store Closing Costs (1)	0.01	—	0.10	—
Earnings per Share - Diluted Impact of Ukraine Remeasurement (2)	0.06	—	0.21	—
Adjusted Earnings per Share - Diluted	$0.04	$0.18	$(0.03)	$0.16

Net cash provided by (used for) operating activities
Net cash used for operating activities			$(79,407)	$(48,481)
Net change in non-manufacturer floorplan payable			100,790	21,517
Adjusted net cash provided by (used for) operating activities			$21,383	$(26,964)

(1) Amount reflects total store closing costs of $0.2 million and $3.4 million for the three and six months ended July 31, 2014, respectively, as disclosed in Note 9 of our Form 10-Q for the period ended July 31, 2014

(2) Amount reflects total adjustments to the Ukraine VAT Asset of $2.3 million that occurred during the three months ended April 30, 2014, as disclosed in Note 1 of our Form 10-Q for the period ended July 31, 2014